Exhibit 99.1

PARTNERS Dato’ Quek Ngee Meng Hong Chin Heng	Abdul Halim Abd Manaf Thoo Yee Huan Chong Lee Hui	Chuah Jun Wen Lim Yoke Wah Lim Jus Tine	Goh Li Fei Low Khye Yen Ankit R Sanghvi	Lum Man Chan Noelle Low Pui Voon Ong Johnson	Lo Khai Yi
PRINCIPAL ASSOCIATE Elise Ng Yee Suang	Chau Yen Shen	Tham Suet Leng
SENIOR ASSOCIATES Tan Poh Yee Wong Kuai Yi	Mandi Soh Hui Shee Tan Keen Ling Teoh Jackline	Jasmine Tang Huixin Hee Sue Ann Sharifa Nurliliyana	Janice Ooi Jia Ming Kanagaambigy A/P Elamparithi Winn Wong Huang Wee	Kelvin Chee Wei Jia
ASSOCIATES Laurel Lim Mei Ying Nur Anis Amani Hilary Lim Chiao Hann Noorvieana Lim	Jeccy Khor Jing Chi Ainie Ajiera Binti Rosman Loong Shi Yi Zach Shaw Ke-Wei	Vicky Yap Wei Zhee Chew Jin Heng Wan Nur Farihin Chai Hui Wen	Tan Zhen Chao Boey Kai Qi Tay Yu Rong Meyer Thor Xiao Xin	Nicole Shieh E-Lyn Tee Wei Lyn Khor Angie Darren Goh Wey Hong	Lee Xin Hui Lim Ting Mei Esther Lee Zhi Qian Chew Sin Yun

Date: 11 February 2025

The Board of Directors WF HOLDING LIMITED Lot 3893, Jalan 4D Kg. Baru Subang, Seksyen U6 40150, Shah Alam, Selangor, Malaysia	BY EMAIL

Dear Sirs,

RE:	LEGAL OPINION ON MALAYSIAN LAW IN CONNECTION WITH THE PROPOSED OFFERING AND LISTING OF THE ENTIRE ORDINARY SHARES OF WF HOLDING LIMITED (“COMPANY”) ON THE NASDAQ STOCK MARKET (“NASDAQ”) (“PROPOSED LISTING”)

1.	Introduction

1.1	We have been instructed to issue this legal opinion (“Opinion”) in our capacity as Malaysian legal advisers to the Company, a company incorporated under the laws of the Cayman Islands, in relation to the Proposed Listing.

2.	Purpose

2.1	This Opinion is given to the Company solely for its benefit in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (“Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) under the U.S. Securities Act of 1933, as amended, in relation to the Proposed Listing.

3.	Opinion

3.1	Based on the foregoing and subject to the qualifications herein, we are of the opinion that:

(a)	the subsidiary of the Company, Win-Fung Fibreglass Sdn Bhd (“Malaysian Subsidiary”) which is incorporated in Malaysia has been duly incorporated, is validly existing as a limited liability company and in good standing1. To the best of our knowledge after due inquiry, the Malaysian Subsidiary is not involved in any material litigation proceeding, arbitration proceeding or winding-up proceeding.

[1]	The parameters for assessing the good standing of a company in this Opinion are:

(a)	that the Malaysian Subsidiary is in existence and is not in the process of being wound up or struck off or dissolved;

(b)	that the Malaysian Subsidiary is not dormant as per the record of Companies Commission of Malaysia;

(c)	that the Malaysian Subsidiary has a registered address;

(d)	that the Malaysian Subsidiary and its directors do not have any outstanding compound with Companies Commission of Malaysia; and

(e)	that the Malaysian Subsidiary do not have any material litigation cases pending against it.

HALIM HONG & QUEK Advocates & Solicitors	Page 2 of 2

(b)	all statements set forth in the Registration Statement under the captions ‘Enforceability of Civil Liabilities’, ‘Government Regulations’ and ‘Malaysia Taxation’ in each case insofar as such statements describe or summarise Malaysian laws or proceedings referred to therein, are true and accurate in all material respects, and fairly present and summarise in all material respects the Malaysian laws or proceedings referred to therein, and nothing has been omitted from such statements which would make the same misleading in any material respects; and

(c)	the statements made in the Registration Statement under the captions ‘Enforceability of Civil Liabilities’, ‘Regulations’ and ‘Malaysia Taxation’ constitutes our opinions.

4.	Qualifications

4.1	Our Opinion is subject to the following qualifications:

(a)	we have relied on the truth, accuracy and completeness of factual statements or representations provided to us by any director, officer or other representative of Malaysian Subsidiary, whether or not in writing, in respect of matters concerning the Company and the Malaysian Subsidiary;

(b)	this Opinion is limited strictly to the matters stated herein and does not apply by implication to any other matters;

(c)	we express no opinion with regard to the effect of any systems of law (other than Malaysian law) including in cases where, under Malaysian law, any foreign law should be applied, and we therefore assume that any applicable law (other than Malaysian law) would not affect or qualify this Opinion;

(d)	this Opinion relates only to the laws of general application in Malaysia as at the date of this Opinion and shall be construed in accordance with Malaysian laws and regulations which are in force as at the date of this Opinion; and

(e)	no obligation is assumed to update this Opinion in respect of any changes of law or other matters (including matters of fact) coming to our knowledge and occurring after the date of this Opinion, which may, affect this Opinion in any respect.

5.	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement.

Thank you.

Yours faithfully,

/s/ HALIM HONG & QUEK